UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

RAM Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-32864	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RAM Re House
46 Reid Street
Hamilton HM 12 Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (441) 296-6501

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)          (i)          On August 3, 2007, RAM Reinsurance Company Ltd. agreed to a two-year extension, with an option for an additional two year renewal term, of its Lease, dated January 1, 2005 (the “Lease”) for its executive office at RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda. RAM will continue to lease the third floor and penthouse of this premises from Field Real Estate (Holdings) Limited, occupying approximately 4,590 square feet of space. The renewal term of the lease is for two years, starting January 1, 2008. The base rent will increase from $21,420 per month to $23,045 per month payable monthly in advance on the first day of each month, plus a monthly maintenance service charge.

(ii)         On August 3, 2007, we revised our compensation program for non-employee directors to provide that directors who are “independent” as defined under Section 301 of the Sarbanes Oxley Act of 2002 and the rules thereunder, and the non-employee Chairman of the Board of Directors, will receive the following compensation:

•	Annual cash retainer for Board service of $35,000
•	Annual cash retainer for Audit Committee service of $5,000
•	Annual cash retainer for service on the Compensation Committee, Nominating and Corporate Governance Committee and Risk Management Committee of $4,000 each
•	Annual cash retainer for service as the Chair of the Audit Committee of $10,000
•	Annual cash retainer for service as the Chair of the Compensation Committee, Nominating and Corporate Governance Committee and Risk Management Committee of $6,000 each
•	Annual cash retainer for service as the Chair of the Board of Directors of $25,000
•	Initial award of 13,000 options for new directors
•	Annual award of $40,000 fair value of options or restricted share units for all directors

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)         On August 1, 2007, Mr. Daniel C. Lukas submitted a letter to the Board of Directors tendering his resignation from the Board of Directors effective immediately. Mr. Lukas is affiliated with GSC Group, which recently sold shares of RAM Holdings in our secondary offering and now owns approximately 3.8% of our shares outstanding.

(d)         On August 3, 2007, on the recommendation of the Nominating and Corporate Governance Committee of the Company, the Board of Directors of the Company appointed Ms. Joan H. Dillard to fill the vacancy created by the resignation of Mr. Lukas. Ms. Dillard will serve as a Director until the next Annual General Meeting of the shareholders of the Company, when it is expected that she will be placed on the ballot for election by the shareholders. The Board also determined that Ms. Dillard is an independent director under the requirements of the Nasdaq Global Market. Ms. Dillard was appointed to the Compensation Committee of the Board of Directors. Ms. Dillard will be compensated for service on the Board of Directors in the same manner as the other “independent directors” as described above. In connection with her appointment to the Board of Directors, Ms. Dillard was granted options to purchase 13,000 of our common shares under the 2006 Equity Plan of the Company.

The Company’s press release is filed herewith as Exhibit 99.2 and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

The following information is being furnished under Item 7.01, “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On August 7, 2007, the Company issued a press release disclosing additional information on its $50 million soft capital facility and its mortgage exposure as of June 30, 2007 and the availability of supplemental information on its mortgage exposure on its website. The press release and the supplemental information are attached hereto as Exhibit 99.3 and Exhibit 99.4, respectively.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

Exhibit Number -------------	Description ----------------

10.1	Compensation program for Non-Employee Directors
99.1	Letter from Mr. Daniel C. Lukas, dated August 1, 2007
99.2	Press Release dated August 7, 2007: RAM Holdings Appoints Joan H. Dillard to Board of Directors.
99.3	Press Release dated August 7, 2007: RAM Holdings Discloses Additional Information on Soft Capital Facility and Mortgage Exposure.
99.4	Additional mortgage exposure information posted to the “Exposure Info & Updates” section of “Investor Information” at www.ramre.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM Holdings Ltd. (Registrant)

Dated: August 7, 2007	By:	/s/ Victoria W. Guest
	Name:	Victoria W. Guest
	Title:	General Counsel